Exhibit 23.11

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 13, 2015, with respect to the restated financial statements of Inversiones Eólicas de Orosí Dos, S.A. included in the Registration Statement (Form S-1 No. 333-203934) and related Prospectus of TerraForm Global, Inc. for the registration of shares of its Class A common stock.

            /s/ Ernst & Young S.A.

San Jose, Costa Rica

July 10, 2015